Exhibit 2.1

State of Delaware Secretary of State Division of Corporations Delivered 01:59 PM 03/19/2025 FILED 01:59 PM 03/19/2025 SR 20251131354 - File Number 10136178

CERTIFICATE OF FORMATION

OF

Wahed Real Estate Fund I LLC

FIRST: The name of the limited liability company is: Wahed Real Estate Fund I LLC

SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

IN WITNESS WHEREOF, the undersigned, being fully authorized to execute and file this document have signed below and executed this Certificate of Formation on this March 18, 2025.

/s/ Musa Abdul-Basser
Musa Abdul-Basser, Authorized Person